UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2021

Stronghold Digital Mining, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40931	86-2759890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, 29th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 967-5294

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SDIG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2021, the Board of Directors (the “Board”) of Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), voted to expand the size of the Board from five to six members.

Appointment of Matthew J. Smith

On November 17, 2021, the Board appointed Matthew J. Smith to the Board as a director to fill the vacancy created by the Board expansion, with a term expiring at the 2022 annual meeting of stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. Based upon information requested from and provided by Mr. Smith concerning his background, employment and affiliations, including family relationships, the Board determined that Mr. Smith does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Smith is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements of the Nasdaq Stock Market. There are no transactions in which Mr. Smith has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which he was appointed as a director of the Company.

Mr. Smith will receive the standard non-employee director compensation for his service as a director, which compensation currently consists of (i) an initial equity grant of 28,800 stock options, (ii) an annual retainer equal to $100,000, which will be paid in fully vested shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) on a quarterly basis in arrears, and (iii) reimbursement for travel expenses and other reasonable out-of-pocket expenses. In addition, once a non-employee director obtains exposure to the Company’s Common Stock of $500,000 or greater, a director may choose to receive the annual retainer in U.S. Dollars or any other currency (including Bitcoin) in lieu of shares of the Company’s Common Stock.

On November 17, 2021, in connection with his appointment, the Company and Mr. Smith entered into the Company’s standard form of indemnification agreement, which requires the Company to indemnify Mr. Smith to the fullest extent permitted under Delaware law against liability that may arise by reason of Mr. Smith’s service to the Company, and to advance expenses incurred as a result of any proceeding against such individual as to which he could be indemnified.

The foregoing description is qualified in its entirety by reference to the full text of the copy of Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

For a full description of the compensation program for the Company’s non-employee directors, please see the Company’s Registration Statement on Form S-1 filed with the SEC in connection with the Company’s initial public offering.

Matthew J. Smith, age 43, has served as the Founder and Managing Partner of Deep Basin Capital LP since January 2017. Mr. Smith has over 16 years of investment management experience in the energy, renewable, power and utility sectors across both public and private investments, including the roles of portfolio manager at Citadel’s Surveyor Capital Ltd. from June 2010 through January 2016, senior analyst in the energy and other cyclical sectors for Highfields Capital Management LP from January 2009 to December 2009 and Copper Arch Capital LLC from July 2005 to December 2007 and as a financial analyst at Equity Office Properties Trust from August 2001 to May 2003. Mr. Smith is a CFA Charterholder. Mr. Smith currently serves as an independent director and audit committee member on the board of Spartan Acquisition Corp III (NYSE: SPAQ), a role that he has held since May 2021. He holds a M.S. in Finance from the University of Wisconsin-Madison’s Applied Security Analysis Program (ASAP) and a B.B.A. from the University of Iowa Tippie College of Business.

The Company believes Mr. Smith is well qualified to serve as a director due to his extensive experience in the energy, renewable, power and utility sectors across both public and private investments.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Indemnification Agreement (Matthew J. Smith).

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGHOLD DIGITAL MINING, INC.

By:	/s/ Gregory A. Beard
	Name:	Gregory A. Beard
	Title:	Chief Executive Officer and Co-Chairman

Date: November 23, 2021